EXHIBIT 99.3

                                FAIRNESS OPINION



May 19, 1998


Super 8 Motels II, Ltd.
c/o The Famous Host Companies
2030 J Street
Sacramento, California  95814

Attn: Mr. Philip Grotewohl


Dear Mr. Grotewohl:

Pursuant to your request, we have analyzed the proposed transaction whereby Tiburon Capital Corporation would acquire the following hotel which is owned by Super 8 Motels II, Ltd.

                                    Super 8 Motel
                                    2632 North Cleveland Avenue
                                    Santa Rosa, California


As we understand it, Tiburon Capital Corporation would acquire this property on an all cash basis for a total consideration of $2,200,000. Based on our analysis of the above hotel property, we are of the opinion that the proposed transaction is fair and equitable from a financial standpoint to the limited partners of the Partnership

If you have any questions on the foregoing, or if I can be of any further assistance, please don't hesitate to contact me directly.

                                        Very truly yours,

                                        PKF Consulting

                                        /s/ THOMAS E. CALLAHAN
                                        -------------------------------
                                        Thomas E. Callahan, CPA, CRE, MAI
                                        Executive Vice President

TEC/klk